Exhibit 99.1


November 20, 1997


            COVENANT ADJOURNS SHAREHOLDER VOTE ON FIRST UNION MERGER

     HADDONFIELD, N.J., Nov. 20, 1997 -- Covenant Bancorp, Inc., (NASDAQ: CNSK) announced today that its Special Meeting of Shareholders to vote upon its planned merger with First Union Corporation (NYSE: FTU) had been adjourned to Jan. 8, 1997, in order to allow for the dissemination of information regarding First Union's recently announced agreement to acquire CoreStates Financial (NYSE: CFL).

     Subject to shareholder approval, regulatory approvals and other normal conditions of closing, the adjournment of the shareholder vote itself is not expected to delay the closing of Covenant's merger with First Union, scheduled for the first quarter of 1998.

     Contacts: For Covenant, J. William Parker, Jr., 609-428-7300. For First Union, Paul Levine, 908-598-3183.